UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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SENSIENT TECHNOLOGIES CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
JAMES R. HENDERSON
JAMES E. HYMAN
WILLIAM E. REDMOND, JR.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FrontFour Capital Group LLC together with the other Participants named herein (collectively, “FrontFour”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2014 annual meeting of shareholders (the “Annual Meeting”) of Sensient Technologies Corporation.  FrontFour has filed a definitive proxy statement and an accompanying GREEN proxy card with the SEC with regard to the Annual Meeting.

Item 1:  On March 31, 2014, FrontFour issued the following press release:

FRONTFOUR RESPONDS TO SENSIENT TECHNOLOGIES’ CAMPAIGN OF MISINFORMATION

Believes Board Must Be Reconstituted to Address Sensient’s Prolonged Underperformance

Encourages All Shareholders to Vote the GREEN Proxy Card Today to Elect FrontFour’s Four Highly Qualified Director Nominees

GREENWICH, Conn., March 31, 2014 /PRNewswire/ -- FrontFour Capital Group LLC, together with its affiliates (“FrontFour”), today issued an open letter to shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Sensient”), in connection with its nomination of four (4) nominees for election to the Board of Directors at Sensient’s 2014 annual meeting of shareholders.

The full text of the letter follows.

FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830

          March 31, 2014

Dear Fellow Sensient Shareholders:

Do Not Be Misled by Sensient’s Misinformation Designed to Confuse Shareholders

It Is Time to Bring Accountability, Relevant Experience, and Meaningful Change to the Sensient Board

Vote the GREEN Proxy Card Today

FrontFour Master Fund, Ltd., together with its affiliates (“FrontFour”), has previously written to you seeking your support to elect our four highly-qualified director candidates, James R. Henderson, James E. Hyman, Stephen E. Loukas and William E. Redmond, Jr., for election to the Board of Directors (the “Board”) of Sensient Technologies Corporation, a Wisconsin corporation (“Sensient” or the “Company”), at the Company’s 2014 Annual Meeting of Shareholders scheduled to be held on April 24, 2014 (the “Annual Meeting”).  We encourage all shareholders to view our investor presentation, which can be found at the following link, for more information:
www.okapipartners.com/SensientInvestorPresentation.

In reaction to our first letter to shareholders in February 2014, Sensient subsequently validated key aspects of our plan by announcing a cost reduction initiative, a stock buyback program, changes to their long term incentive plan, and the appointment of a lead independent director.  While these initiatives may represent a welcome start, we do not believe they go far enough to remedy the issues of Sensient’s bloated cost structure, inefficient capital structure, or inability to consistently earn their cost of capital, let alone generate attractive returns on invested capital.  FrontFour is of the continued strong belief after conducting rigorous due diligence on Sensient’s operations that a $75 million cost reduction opportunity exists at the Company.  At such a cost-savings level, FrontFour believes the Company could see additional earnings per share of over $1.00, which could result in the Company trading at a multiple to earnings closer to its peers.

Most recently, Sensient has taken to a campaign of misinformation about FrontFour and our nominees in the hopes of distracting shareholders from the real issues facing the Company – the Company’s prolonged operational underperformance under the current Board’s watch.  Specifically, Sensient has used misleading financial data and made false assertions about FrontFour and our nominees.  In addition, despite our efforts to avoid an election contest, Sensient has refused to communicate with us regarding our concerns with the Company’s performance. Instead, Sensient has disclosed that they plan to spend $4 million of shareholder’s capital during this proxy campaign.  We do not believe Sensient can afford anymore wasteful spending, particularly given the critical juncture in Sensient’s corporate history with a new, less experienced, Chief Executive Officer, Paul Manning, at the helm and a relocation of the Company’s Flavors and Fragrance (F&F) headquarters to a suburb of Chicago.  As part of the changing of the guard within the CEO suite, it is imperative that the Board be rejuvenated with new members who have a fresh perspective and experience creating shareholder value.  Our nominees have the right mix of skills to revitalize Sensient and facilitate a turnaround of the Company.

Sensient Has Used Misleading Financial Data and Made False Assertions About FrontFour and Our Nominees

In Sensient’s most recent open letter to shareholders, management and the Board try to convince shareholders that their strategy is working by touting the success of the Company’s Color group and short term gains. Here is the reality:

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Sensient measures their stock performance through March 21, 2014, which includes the significant appreciation subsequent to our February 2014 letter and the Company’s reactionary announcement of a cost savings and stock buyback plan.

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Sensient has taken the position that their announced cost savings plan and stock buyback plan was not reactionary to FrontFour and had long been in the works.  Yet on February 27, 2014, less than one week prior to Sensient’s material announcement, director James Croft sold 3,300 shares of Sensient stock.  One has to wonder how director Croft was able to sell stock just days before “a long-anticipated announcement”.

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The current CEO, Paul Manning, joined the Company approximately 5 years ago.  Over the course of both the 3 and 5 year periods Paul Manning has risen through the ranks, the stock has underperformed 95% and 90% respectively, of its self-defined peer group.

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Sensient disingenuously, in an apples-to-oranges fashion, compares their F&F margins to only the Flavors segment margins of their competitors and selects Kerry Group PLC as a comparable. Kerry Group’s Flavors and Ingredients is comprised of many low margin commodity products that Sensient previously disposed of.  When a true apples-to-apples comparison analysis is conducted, it is abundantly clear that Sensient’s F&F margins badly trail their competitors.

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Sensient has attempted to assert that their returns on equity and invested capital are materially better when adjusting for restructuring charges and costs incurred in 2013 associated with the relocation of the Company’s F&F headquarters to Chicago.  Even after giving Sensient the full benefit of such adjustments, the Company’s returns still badly trail that of their competitors as well as their own return threshold of 10%.

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Over the last five years Sensient’s capital expenditures as a percentage of revenues has been significantly higher than that of its competitors.  Despite a significant ramp in CapEx, Sensient has the lowest consensus analyst forecasted revenue and EPS growth for the period 2014-2016.  Not surprisingly given the lackluster growth outlook, of the three analysts that actively cover the Company, two have the stock rated neutral or perform.

Sensient Has Underperformed Its Direct Competitors Over the Past 3 and 5 Years

Sensient underperforms its direct competitors when you analyze the Company over the past 3 and 5 fiscal years. For example, EBITDA margins are ~350 basis points below its direct peers despite a higher margin Color business; adjusted gross margins are ~1,000 basis points below its direct peers, despite significant increases in capital expenditures; operating income margins have declined within the F&F segment, from 16.1% in 2009 to 13.9% in 2013; Sensient’s return on equity performance and return on invested capital have significantly lagged its direct competitors, on average, by more than 10% and 6.5%, respectively, in 2013 alone; Sensient has failed to earn its cost of capital in 6 out of the last 10 fiscal years; and the Company has significantly more production facilities than its peer group, yet both its sales per facility and sales per employee massively underperform.

The Incumbent Board Wants More Time to Execute Their Strategy – They Have Had Enough Time

In its recent open letter to shareholders, Sensient once again projects increased operating margins in its F&F group, stating “We expect to drive operating margins in our Flavors & Fragrances business to the high teens over the medium term.”  Yet, since 2009, Sensient has made these very same predictions year after year, only to underdeliver.

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Richard F. Hobbs:  “So we are nicely up into that 16% range.  Certainly, as we look ahead to next year, we see ourselves operating there or above that range.” - Bloomberg Q4 2009 Earnings Call Transcript

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Richard F. Hobbs:  “We think that the Flavor group is positioned well certainly to surpass the 15.1% that we had in 2010.  And we would expect to be pushing more towards in the area of 16% certainly in the higher 15%s." - Bloomberg Q1 2011 Earnings Call Transcript

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Paul Manning: “…this up-selling of the Flavors Group is certainly underway, and as we progress in the year, you're going to see some very nice improvements in the gross margin and the operating margin percentages." - Bloomberg Q1 2013 Earnings Call Transcript

The reality is that operating income margins have declined within the F&F segment, from 16.1% in 2009 to 13.9% in 2013.  Why should shareholders believe that this time will be any different?  The Board has had enough time to see if their strategy will work.

Incumbent Board Is Stale and We Do Not Believe Their Interests Are Aligned With All Shareholders

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Average Tenure of Board Is 13 Years.  Only 1 independent director has been added to the Board in the past 8 years (Edward H. Cichurski), whose independence is questionable given that he served as a consultant to the Company from 2007 until his nomination in 2013.  The four nominees we have targeted - James A.D. Croft, William V. Hickey, Kenneth P. Manning and Essie Whitelaw - have an average tenure of 20 years.  Croft and Hickey have each served on the Board for 17 years; Kenneth Manning for 25 years; and Whitelaw for 21 years.

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The Board Has No Investment Risk At Stake.  FrontFour has approximately $40 million at stake.  The current Board, excluding former CEO and current Chairman of the Board, Kenneth Manning, collectively directly owns just 0.25% of the Company’s outstanding common stock.

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Sale of Stock by Management and Board Is Concerning.  Despite the Company’s operational underperformance, over the last ten years, Kenneth Manning and Richard Hobbs have been awarded with compensation packages above their direct peers and have monetized ~$70 million of their stock and options.  Alarmingly, neither Manning nor Hobbs has purchased any shares in the open market over this same time period.  James Croft also recently sold approximately $173,000 of Sensient stock in the open market, showing the market a complete lack of confidence in the future growth of Sensient.

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Internal Conflicts Are Rampant.  Paul Manning, son of former CEO Kenneth Manning, became CEO effective February 2014.   John Manning, Kenneth Manning’s other son, was named Vice President and Assistant General Counsel at the Company in January 2013.

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Interlocking Directorships Are Concerning.  Kenneth Manning served on the board of directors of Sealed Air Corporation where he served alongside current Sensient directors William Hickey and Hank Brown. These three directors were part of the Sealed Air board which approved a highly questionable acquisition that resulted in a 40% decline in stock price over the few months following the acquisition and a $1.2 billion write down stemming from the transaction.  Should Kenneth Manning remain Chairman of the Board and Hickey, the Chairman of the Finance Committee, given this disturbing precedent?

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Relevant Experience Is Lacking.  Croft and Whitelaw, together with incumbent directors Hank Brown, Edward Cichurski, and Dr. Elaine R. Wedral, have no technical food or science background. Croft and Whitelaw, together with incumbent directors Hank Brown, Dr. Fergus M. Clydesdale, and Dr. Elaine R. Wedral, have no financial or restructuring experience.

Our Nominees Have the Right Mix of Industry Experience and Restructuring and Financial Experience

Despite what the Company will try to tell you, our nominees have deep and relevant experience to execute operational restructurings, strong cumulative experience across industries including chemicals, and dynamic financial backgrounds, to move Sensient in the right direction.  James R. Henderson, for example, has served on 9 public company boards and served as Chief Executive Officer of various companies across multiple industries.  In each case, Mr. Henderson was brought in for his restructuring experience with the goal of stabilizing sales, consolidating distribution centers, and increasing cash flow, among other things.  Given Mr. Henderson’s background as an operating executive with a specific core competency within restructuring, it is only natural for him to have overseen company bankruptcies.  To suggest that Mr. Henderson is responsible for these bankruptcies is misleading at best.  James E. Hyman has served on 2 public company boards, and currently serves as President and Chief Executive Officer of TestAmerica Laboratories, Inc., the nation’s largest laboratory network providing advanced testing services serving major industrial corporations at over 90 locations in the U.S. and globally.  Such experience will be invaluable in assisting Sensient’s management in more efficiently allocating its R&D budget into attractive return opportunities.  William E. Redmond, Jr. has served as an executive officer and/or director of eighteen (18) different public and private companies since 1996.  The Company attempts to impugn the reputation of Mr. Redmond by raising a trade secrets lawsuit he was party to nearly two decades ago.  What Sensient neglects to tell you, is that the Federal court found no instances of misappropriation of trade secrets, nor were fines levied against Mr. Redmond.  In addition, this matter has been fully vetted by the 18 board and/or managerial positions that Mr. Redmond has held since the case.  More importantly, during his entire 8½ year tenure as CEO of GenTek and General Chemical, Mr. Redmond created substantial equity value in each of their respective chemical businesses, with EBITDA margins consistently higher than that of Sensient.  Finally, Stephen E. Loukas has over 14 years of significant investment and financial experience, currently serving as a Partner and Portfolio Manager of FrontFour Capital Group LLC.  Despite what Sensient may tell you, Mr. Loukas has broad-based knowledge of the specialty chemical industry, having overseen FrontFour’s extensive positions within the chemical industry, including the firm’s investments in Ferro Corporation and Zoltek Companies, Inc., which yielded significant value creation for shareholders.  In addition, as a significant shareholder representative, Mr. Loukas can bring an owners-perspective to the Board.

By voting the GREEN proxy card you will be supporting new, independent directors who are dedicated to evaluating all opportunities to maximize shareholder value.  They can, and will, appropriately represent shareholders best interests.

PLEASE SIGN, DATE AND MAIL THE GREEN PROXY CARD TODAY

If you have any questions, or require assistance with your vote, please contact our proxy solicitor, Okapi Partners LLC, at (212) 297-0720 or (877) 566-1922, or by email at info@okapipartners.com.  All of our proxy materials are available at:  www.okapivote.com/Sensient

Sincerely,

Stephen E. Loukas
FrontFour Capital Group LLC

Appendix

Sensient return on equity and return on invested capital still underperform its peers, even after adjusting for one-time restructuring charges in 2013.

Despite spending more than 2x capex than its peers, Sensient has the lowest projected revenue and adjusted EPS growth based on estimates by Wall Street sell-side analysts.

Contacts:

Stephen Loukas
FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830
203-274-9050

Bruce H. Goldfarb/Charles W. Garske/Lisa Patel
Okapi Partners LLC
(212) 297-0720
info@okapipartners.com